Exhibit (a)(15)

DEUTSCHE DWS ASSET ALLOCATION TRUST

Amendment

Statement of Change of Principal Office

The Trustees of Deutsche DWS Asset Allocation Trust (the “Trust”), acting pursuant to Article VIII, Section 8.3, of the Trust’s Amended and Restated Declaration of Trust, dated June 2, 2008, as amended (the “Declaration”), do hereby amend the “Address of Trust” section of the Addendum to the Declaration, effective immediately, as follows:

The address of principal office in Massachusetts is hereby replaced with the following:

Address of Principal Office in Massachusetts: 100 Summer Street
                                                                 Boston, Massachusetts 02110-2146

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IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument as of this 20th day of November 2020.

/s/ John W. Ballantine	/s/ William McClayton
John W. Ballantine, Trustee	William McClayton, Trustee
/s/ Dawn-Marie Driscoll	/s/ Rebecca W. Rimel
Dawn-Marie Driscoll, Trustee	Rebecca W. Rimel, Trustee
/s/ Keith R. Fox	/s/ William N. Searcy, Jr.
Keith R. Fox, Trustee	William N. Searcy, Jr., Trustee
/s/ Richard J. Herring
Richard J. Herring, Trustee